Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Registration Statement of SeqLL, Inc. on Form S-1 Post-Effective Amendment No. 1 of our report dated April 16, 2024 with respect to our audits of the financial statements of Lyneer Investments, LLC as of December 31, 2023 and 2022, and for the years ended December 31, 2023 and 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Las Vegas, Nevada

April 16, 2024